UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2010

GOODMAN GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32850	20-1932219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 500, Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 861-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 12, 2010, Donald R. King notified Goodman Global, Inc. (the “Company”) and Goodman Global Group, Inc. (the Company’s indirect parent company) of his retirement, effective April 30, 2010 (the “Effective Date”), from his position as Executive Vice President, Human Resources of the Company, and Goodman Global Group, Inc and various subsidiaries thereof.

(e) In recognition of Mr. King’s long and valuable service to the Company, the Company and Mr. King have entered into a Retirement Agreement under which (1) the Company will pay Mr. King a lump sum payment of $1,036,450 on the date that is eight days following the Effective Date, (2) the Company will pay Mr. King the full bonus to which he would be entitled under the terms of the 2008 Annual Incentive Compensation Plan, the terms of which have previously been disclosed, as if he continued to work for the Company through the end of 2010, as and when such similar bonuses are paid to the Company’s other executive officers, based on the Company’s financial performance during 2010, (3) Mr. King will continue to be eligible to purchase medical insurance on an after-tax basis under the Company’s benefit plans for himself and his eligible dependents at applicable COBRA rates until he reaches age 65 and (4) the Company, certain affiliates of Hellman & Friedman and Mr. King have agreed that the Company and such affiliates of Hellman & Friedman will not exercise their call rights under the terms of the Management Stockholders Agreement to purchase shares of the Company’s parent that are held by Mr. King or which he may obtain upon the exercise of vested options.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 16, 2010	GOODMAN GLOBAL, INC.

/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President, Secretary and General Counsel